 Press Release

 BioPharmX Strengthens Board of Directors with Appointment of Industry Veteran Dr. R. Todd Plott

Dr. R. Todd Plott, developer of SOLODYN™, ZIANA™, and NORITATE™,  becomes company’s third independent director

SAN JOSE, Calif., Feb. 4, 2019 -- BioPharmX Corporation (NYSE American: BPMX), a specialty pharmaceutical company focused on developing innovative medical dermatology products, today announced the appointment of veteran pharmaceutical developer R. Todd Plott, M.D., as an independent director.

Dr. Plott is a board-certified dermatologist with 30 years of experience; 16 years of which were spent working as a research physician with the pharmaceutical industry. He has been involved in nine prescription drug development programs that received approvals from the U.S. Food and Drug Administration and other agencies. He personally led and supervised five of these programs from initiation through approval. Dr. Plott has built and led the development and regulatory teams that have produced some of the most successful products in medical dermatology including, but not limited to, SOLODYN™, an extended-release minocycline HCl tablet for the treatment of inflammatory lesions of acne vulgaris, ZIANA™, a clindamycin phosphate and tretinoin combination gel for the treatment of acne vulgaris, VANOS™, a fluocinonide cream for the treatment of psoriasis, and NORITATE™, a metronidazole cream for the treatment of rosacea.

Dr. Plott served as Vice President, Clinical Research and Regulatory Affairs and later Consulting Dermatologist at Medicis Pharmaceutical Company, a  specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions from 2001 through 2007. Prior to Medicis, Dr. Plott served as a Director in Clinical Research at leading pharmaceutical companies with emphasis in dermatology including Schering-Plough, Galderma Laboratories and Dermik Laboratories. As a result of his extensive experience, he  was appointed to the FDA Dermatologic and Ophthalmic Drug Advisory Committee. During his distinguished career, Dr. Plott has monitored tens of thousands of patients and hundreds of clinical trials. Dr. Plott returned to private practice in 2011, where he currently serves as Chief Medical Officer for Epiphany Dermatology based in Austin, Texas.

“Dr. Plott’s impressive experience will be invaluable to BioPharmX as we progress through clinical research on our path to FDA approval,” said Dr. David Tierney, BioPharmX CEO. “His deep knowledge of the development and regulatory process will provide insight that will help BioPharmX remain focused on our goal of offering dermatologists and their patients new treatment options. We are thrilled that he is joining our team.”

“I am honored to join the BioPharmX board of directors, which shares my passion for developing needed dermatology products,” said Dr. Plott. “BioPharmX is working on two investigational products that may someday deliver efficacy and safety benefits over existing therapeutic options. I look forward to contributing my expertise to the BioPharmX team as we work together to improve patient outcomes.”

About BioPharmX Corporation
BioPharmX Corporation (NYSE American: BPMX) is a specialty pharmaceutical company developing prescription products through its proprietary HyantX™ Topical Delivery System for dermatology indications. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statement
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. This press release contains forward-looking statements about the company's expectations, plans, intentions, and strategies, including, but not limited to, the company’s ability to complete clinical studies and advance its product candidates through regulatory approval, to commercialize its drug delivery program and to obtain patent protection and defend its intellectual property. Additional risks are set forth in our filings with the Securities and Exchange Commission, including those described in the company's Quarterly Report on Form 10-Q for the most recent fiscal quarter. The forward-looking statements included in this news release are made only as of the date hereof, and the company undertakes no obligation to publicly update such statements. BioPharmX is a registered trademark of BioPharmX, Inc.

For further information:    investors@biopharmx.com